Exhibit 99.2

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF

SERIES I NON-ECONOMIC PREFERRED STOCK

OF

NAVIOS MARITIME HOLDINGS INC.

(Pursuant to Section 35(5) of the

Business Corporations Act of the Associations Law of

the Republic of the Marshall Islands)

The undersigned, Ms. Angeliki Frangou and Ms. Vasiliki Papaefthymiou, do hereby certify:

1.

That they are the duly elected and acting Chief Executive Officer and Corporate Secretary, respectively, of Navios Maritime Holdings Inc., a Republic of the Marshall Islands corporation (the “Company”).

2.

That, pursuant to the authority conferred by the Company’s Amended and Restated Articles of Incorporation, the Company’s Board of Directors, as of November 29, 2021 in a special meeting of the Board of Directors in accordance with Section 55 of the Business Corporation Act of the Associations Law of the Republic of the Marshall Islands, adopted the following resolutions:

RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board of Directors (the “Board of Directors”) of Navios Maritime Holdings Inc. (the “Company”) by the provisions of the Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) of the Company and its Bylaws, and in accordance with Section 35(5) of the Business Corporation Act of the Associations Law of the Republic of the Marshall Islands (the “BCA”), there is hereby created, out of the 976,968 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), of the Company’s remaining authorized, unissued and undesignated, a series of the Preferred Stock, which series shall have the following powers, designations, preferences and relative, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, optional or other rights, and any qualifications, limitations and restrictions set forth in the Articles of Incorporation which are applicable to the Preferred Stock):

Section 1. Designation of Amount and Rank.

The shares of such series of Preferred Stock created hereby shall be designated the “Series I Non-Economic Preferred Stock” (the “Series I Non-Economic Preferred Stock”), par value $0.0001 per share. The number of shares of Series I Non-Economic Preferred Stock shall initially be 1,000, which number the Board of Directors may from time to time increase or decrease (but not below the number then-outstanding). The shares of the Series I Non-Economic Preferred Stock are expressly subordinated to the Company’s shares of 8.75% Series G Cumulative Redeemable Perpetual Preferred Stock, 8.625% Series H Cumulative Redeemable Perpetual Preferred Stock and any class or series of capital stock established after the issue date of the Series I Non-Economic Preferred Stock the terms of which class or series expressly provide that it ranks senior to the Series I Non-Economic Preferred Stock, in each case as to dividends and distributions upon any Liquidation Event (as defined below).

Section 2. Liquidation.

The holders of shares of the Series I Non-Economic Preferred Stock shall not be entitled to receive out of the assets of the Corporation or other proceeds legally available for distribution, with respect to such shares, in excess of the par value thereof, in the event of a dissolution, winding up of the affairs or liquidation of the Company, whether voluntary or involuntary (a “Liquidation Event”), and the holders of shares of the Series I Non-Economic Preferred Stock shall only be entitled to receive in respect of such shares the par value thereof in connection with any Liquidation Event if and only if the applicable liquidation preference of all then outstanding shares of Preferred Stock (other than the Series I Non-Economic Preferred Stock) plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared) shall have been paid to the holders of such outstanding shares of Preferred Stock; provided that holders of shares of the Series I Non-Economic Preferred Stock shall be entitled to receive in respect of such shares the par value thereof in connection with any Liquidation Event before any payment shall be made or any assets distributed to the holders of any class or series of the common stock, par value $0.0001 per share, of the Company (the “Common Stock”).

Section 3. Dividends.

The holders of the shares of Series I Non-Economic Preferred Stock shall have no entitlements to receive dividends in respect of their shares of Series I Non-Economic Preferred Stock.

Section 4. Voting Rights.

a)

The holders of shares of Series I Non-Economic Preferred Stock shall be entitled to vote together with the holders of shares of Common Stock as a single class on all matters on which the holders of shares of Common Stock generally are entitled to vote.

b)

So long as the Convertible Debenture (or any portion thereof) remains outstanding, without the affirmative vote or consent of the holders entitled to cast a majority of the votes then entitled to be cast by all holders of the shares of Series I Non-Economic Preferred Stock, voting as a single class, the Articles of Incorporation of the Company may not be amended, changed, altered or repealed, whether by merger, consolidation, the creation of a new series of Preferred Stock or otherwise, so as to adversely affect the voting rights of the holders of the Series I Non-Economic Preferred Stock. “Convertible Debenture” means that certain Convertible Debenture issued by the Company on January 3rd, 2022.

c)

With respect to any matter on which the holders of shares of Series I Non-Economic Preferred Stock are entitled to vote or consent (whether separately, together with the holders of shares of Common Stock, as a class or otherwise), each holder of shares of Series I Non-Economic Preferred Stock shall be entitled to cast, with respect to all of the shares of Series I Non-Economic Preferred Stock held by such holder on the applicable record date (or, if there is no record date, the date as of which the record holders of shares entitled to vote or consent with respect to such matter is determined) (as applicable, the “Record Date”), a number of votes, in person or by one or more proxies, equal to the number of shares of Common Stock into which the Convertible Debenture (or portion thereof) held by such holder as of the applicable Record Date was then convertible.

Section 5. Transfer Restrictions.

The shares of Series I Non-Economic Preferred Stock may not be sold, assigned or otherwise transferred except in conjunction with a simultaneous sale of all or a portion of the outstanding principal amount of the Convertible Debenture.

Section 6. Other Rights.

The Series I Non-Economic Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in this Certificate of Designation, the Articles of Incorporation, the Bylaws or as provided by applicable law.

RESOLVED FURTHER, that the President, Chief Executive Officer or any Vice President and the Secretary or any Assistant Secretary of this Company be, and they hereby are, authorized and directed to prepare and file a Certificate of Designation of Rights, Preferences and Privileges in accordance with the foregoing resolution and the provisions of Marshall Islands law and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolution.

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We further declare under penalty of perjury that the matters set forth in the foregoing Certificate of Designation, Preferences and Rights are true and correct of our own knowledge.

Executed in Piraeus, Greece on January 3rd, 2022.

/s/ Angeliki Frangou
Angeliki Frangou
Chief Executive Officer

/s/ Vasiliki Papaefthymiou
Vasiliki Papaefthymiou
Corporate Secretary